Exhibit 99.1
For Immediate Release
United Therapeutics Corporation Reports Record Third Quarter 2025 Financial Results
SILVER SPRING, Md. and RESEARCH TRIANGLE PARK, N.C., October 29, 2025: United Therapeutics Corporation (Nasdaq: UTHR), a public benefit corporation, today announced record financial results for the quarter ended September 30, 2025, driven by continued year-over-year revenue growth in key products such as Tyvaso® and Orenitram®. Total revenues in the third quarter of 2025 grew seven percent year-over-year to $799.5 million, compared to $748.9 million in the third quarter of 2024.
"Our commercial and clinical teams continue to deliver record results, validating our strategic objectives," said Martine Rothblatt, Chairperson and Chief Executive Officer of United Therapeutics. "The breakthrough results from our TETON-2 study in idiopathic pulmonary fibrosis could significantly broaden our therapeutic reach and accelerate our growth."
Michael Benkowitz, President and Chief Operating Officer of United Therapeutics, added, "This quarter we again achieved record total revenue and continued our double-digit growth for Tyvaso, reflecting a clear indication of the growing demand for our products. With laser focus and fierce determination, we are confident in our ability to sustain our growth trajectory."
Third Quarter 2025 Financial Results
Key financial highlights include (dollars in millions, except per share data):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2025	2024

Total revenues	$799.5	$748.9	$50.6	7%
Net income	$338.7	$309.1	$29.6	10%
Net income, per basic share	$7.73	$6.93	$0.80	12%
Net income, per diluted share	$7.16	$6.39	$0.77	12%
Revenues
The table below presents the components of total revenues (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2025	2024
Net product sales:
Tyvaso DPI®(1)	$336.2	$274.6	$61.6	22%
Nebulized Tyvaso®(1)	141.8	159.2	(17.4)	(11)%
Total Tyvaso	478.0	433.8	44.2	10%
Remodulin®(2)	125.9	128.3	(2.4)	(2)%
Orenitram®	131.1	113.2	17.9	16%
Unituxin®	47.9	61.1	(13.2)	(22)%
Adcirca®	9.7	7.0	2.7	39%
Other	6.9	5.5	1.4	25%
Total revenues	$799.5	$748.9	$50.6	7%

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(1)Net product sales include both the drug product and the respective inhalation device.
(2)Net product sales include sales of infusion devices, including the Remunity® Pump and the RemunityPRO™ Pump.
Total Tyvaso revenues grew by 10 percent to $478.0 million in the third quarter of 2025, compared to $433.8 million in the third quarter of 2024.
The growth in Tyvaso DPI revenues resulted primarily from an increase in quantities sold of $58.1 million and, to a lesser extent, a price increase, partially offset by higher gross-to-net revenue deductions. The increase in Tyvaso DPI quantities sold was primarily due to continued growth in the number of patients following the product’s launch and, to a lesser extent, increased commercial utilization following the implementation of the Medicare Part D benefit redesign under the Inflation Reduction Act (IRA).
The decrease in Nebulized Tyvaso revenues resulted primarily from higher gross-to-net revenue deductions and a decrease in quantities sold.
The growth in Orenitram revenues resulted primarily from an increase in quantities sold of $11.7 million and, to a lesser extent, a price increase. The increase in quantities sold was driven, at least in part, by increased commercial utilization following the implementation of the Medicare Part D benefit redesign under the IRA.
The decrease in Unituxin revenues resulted primarily from a decrease in quantities sold, partially offset by a price increase.
The table below presents the breakdown of total revenues between the United States and rest-of-world (ROW) (in millions):

	Three Months Ended September 30,
	2025			2024
	U.S.	ROW	Total	U.S.	ROW	Total
Net product sales:
Tyvaso DPI(1)	$336.2	$—	$336.2	$274.6	$—	$274.6
Nebulized Tyvaso(1)	133.9	7.9	141.8	145.2	14.0	159.2
Total Tyvaso	470.1	7.9	478.0	419.8	14.0	433.8
Remodulin(2)	110.7	15.2	125.9	115.4	12.9	128.3
Orenitram	131.1	—	131.1	113.2	—	113.2
Unituxin	46.5	1.4	47.9	57.6	3.5	61.1
Adcirca	9.7	—	9.7	7.0	—	7.0
Other	6.7	0.2	6.9	4.3	1.2	5.5
Total revenues	$774.8	$24.7	$799.5	$717.3	$31.6	$748.9
(1) Net product sales include both the drug product and the respective inhalation device.
(2) Net product sales include sales of infusion devices, including the Remunity Pump and the RemunityPRO Pump.

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Expenses
Cost of sales. The table below summarizes cost of sales by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2025	2024
Category:
Cost of sales	$100.0	$81.8	$18.2	22%
Share-based compensation expense(1)	0.9	1.3	(0.4)	(31)%
Total cost of sales	$100.9	$83.1	$17.8	21%
(1)See Share-based compensation below.
Cost of sales, excluding share-based compensation. Cost of sales for the three months ended September 30, 2025 increased as compared to the same period in 2024, primarily due to increases in: (1) royalty expense resulting from a growth in revenues; and (2) inventory reserve expense.
Research and development. The table below summarizes the nature of research and development expense by major expense category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2025	2024
Category:
External research and development(1)	$63.5	$51.7	$11.8	23%
Internal research and development(2)	50.8	43.9	6.9	16%
Share-based compensation expense(3)	8.4	7.4	1.0	14%
Other(4)	4.8	0.5	4.3	860%
Total research and development expense	$127.5	$103.5	$24.0	23%
(1)External research and development primarily includes fees paid to third parties (such as clinical trial sites, contract research organizations, and contract laboratories) for preclinical and clinical studies and payments to third-party contract manufacturers before regulatory approval of the relevant product.
(2)Internal research and development primarily includes salary-related expenses for research and development functions, internal costs to manufacture product candidates before regulatory approval, and internal facilities-related expenses, including depreciation, related to research and development activities.
(3)See Share-based compensation below.
(4)Other primarily includes upfront fees and milestone payments to third parties under license agreements related to development-stage products and adjustments to the fair value of our contingent consideration obligations.
Research and development, excluding share-based compensation. Research and development expense for the three months ended September 30, 2025 increased as compared to the same period in 2024, primarily due to: (1) increased expenditures related to manufactured organ and organ alternative projects; and (2) a $5.0 million milestone payment for drug delivery technologies.

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Selling, general, and administrative. The table below summarizes selling, general, and administrative expense by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2025	2024
Category:
General and administrative(1)	$123.7	$100.4	$23.3	23%
Litigation accrual	0.8	65.1	(64.3)	(99)%
Sales and marketing	28.3	20.7	7.6	37%
Share-based compensation expense(2)	29.8	33.0	(3.2)	(10)%
Total selling, general, and administrative expense	$182.6	$219.2	$(36.6)	(17)%
(1)    Excluding litigation accrual. See Litigation accrual section below.
(2)    See Share-based compensation below.
General and administrative, excluding litigation accrual and share-based compensation. General and administrative expense for the three months ended September 30, 2025 increased as compared to the same period in 2024, primarily due to increases in: (1) personnel expense due to growth in headcount; (2) legal expenses related to litigation matters; and (3) branded prescription drug fee expense associated with sales of Tyvaso DPI.
Litigation accrual. In the third quarter of 2024, we accrued a liability of $65.1 million related to ongoing litigation with Sandoz Inc. This liability was $73.3 million as of September 30, 2025. We currently do not expect that the amount of any loss in excess of this accrual would be material to our financial results; however, the amount ultimately payable, if any, could be higher or lower than this amount depending on the amount of post judgment interest and the outcome of appeals. The litigation accrual is included within selling, general, and administrative in our consolidated statements of operations.
Sales and marketing, excluding share-based compensation. Sales and marketing expense for the three months ended September 30, 2025 increased as compared to the same period in 2024, primarily due to increases in: (1) marketing expense; (2) personnel expense due to growth in headcount; and (3) sales commissions.
Share-based compensation. The table below summarizes share-based compensation expense by major category (dollars in millions):

	Three Months Ended September 30,		Dollar Change	Percentage Change
	2025	2024
Category:
Stock options	$11.3	$8.0	$3.3	41%
Restricted stock units	27.1	27.2	(0.1)	—%
Share tracking awards plan	—	5.9	(5.9)	(100)%
Employee stock purchase plan	0.7	0.6	0.1	17%
Total share-based compensation expense	$39.1	$41.7	$(2.6)	(6)%

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Income tax expense. Income tax expense for the three months ended September 30, 2025 and 2024 was $99.3 million and $79.5 million, respectively. Our effective income tax rate (ETR) for the three months ended September 30, 2025 and 2024 was 23 percent and 20 percent, respectively. Our ETR for the three months ended September 30, 2025 increased compared to our ETR for the three months ended September 30, 2024, primarily due to year-over-year changes in actual and forecasted annual pre-tax earnings.
Share Repurchase. We entered into accelerated share repurchase agreements (ASR agreements) with Citibank, N.A. to repurchase approximately $1.0 billion of our common stock in each of August 2025 and March 2024 ($2.0 billion in the aggregate). During the three months ended September 30, 2025 and September 30, 2024, we received deliveries of 2,638,616 shares and 90,403 shares, respectively, under these ASR agreements.
Webcast
We will host a webcast to discuss our third quarter 2025 financial results on Wednesday, October 29, 2025, at 9:00 a.m. Eastern Time. The webcast can be accessed live via our website at https://ir.unither.com/events-and-presentations. An investor presentation is available now, and after the webcast a replay of the webcast will also be available, at the same location on our website.
United Therapeutics: Enabling Inspiration
At United Therapeutics, our vision and mission are one. We use our enthusiasm, creativity, and persistence to innovate for the unmet medical needs of our patients and to benefit our other stakeholders. We are bold and unconventional. We have fun; we do good. We are the first publicly-traded biotech or pharmaceutical company to take the form of a public benefit corporation (PBC). Our public benefit purpose is to provide a brighter future for patients through (a) the development of novel pharmaceutical therapies; and (b) technologies that expand the availability of transplantable organs.
You can learn more about what it means to be a PBC here: unither.com/pbc.
Forward-Looking Statements
Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements related to the TETON 2 study in idiopathic pulmonary fibrosis, including the opportunity to significantly broaden our therapeutic reach and accelerate our growth; our confidence in our ability to sustain our revenue growth trajectory; and our goals of innovating for the unmet medical needs of our patients and to benefit our other stakeholders, furthering our public benefit purpose of developing novel pharmaceutical therapies and technologies that expand the availability of transplantable organs. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of October 29, 2025, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events, or any other reason.
ORENITRAM, REMODULIN, REMUNITY, TYVASO, TYVASO DPI, and UNITUXIN are registered trademarks of United Therapeutics Corporation. REMUNITYPRO is a trademark of United Therapeutics Corporation.

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ADCIRCA is a registered trademark of Eli Lilly and Company.

For Further Information Contact:
https://ir.unither.com/contact-ir (investors)
mrteam@unither.com (media)

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UNITED THERAPEUTICS CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)

	Three Months Ended September 30,
	2025	2024
	(Unaudited)
Total revenues	$799.5	$748.9
Operating expenses:
Cost of sales	100.9	83.1
Research and development	127.5	103.5
Selling, general, and administrative	182.6	219.2
Total operating expenses	411.0	405.8
Operating income	388.5	343.1
Interest income	46.4	49.8
Interest expense	(3.0)	(10.1)
Other income, net	6.1	5.8
Total other income, net	49.5	45.5
Income before income taxes	438.0	388.6
Income tax expense	(99.3)	(79.5)
Net income	$338.7	$309.1
Net income per common share:
Basic	$7.73	$6.93
Diluted	$7.16	$6.39
Weighted average number of common shares outstanding:
Basic	43.8	44.6
Diluted	47.3	48.4

SELECTED CONSOLIDATED BALANCE SHEET DATA
(Unaudited, in millions)

September 30, 2025
Cash, cash equivalents, and marketable investments	$4,334.9
Total assets	7,351.1
Total liabilities	760.9
Total stockholders’ equity	6,590.2

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